Exhibit 10.18

BUSINESS DEVELOPMENT AND CONSULTATION AGREEMENT

THIS BUSINESS DEVELOPMENT AND CONSULTATION AGREEMENT (the “Agreement”) is made and entered into as of this 25th day of November, 2003, by and between 1st Century Bank, National Association (In Organization) (the “Bank”), on one hand, and Alan I. Rothenberg (the “Consultant”), on the other hand.

WHEREAS, the parties hereto wish to enter into a business development and consultation agreement to obtain certain services from Consultant in addition to his expected role as a director and Chairman of the Board of Directors of the Bank, and to set forth certain additional agreements between the Consultant and the Bank, provided that this Agreements shall be subject to ratification by the full Board of Directors prior to the opening of the Bank for business.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

1.     Term.  The Bank will utilize the Consultant’s services, and the Consultant will serve the Bank under the terms of this Agreement, for a period of one (1) year (the “Initial Term”), commencing on the date the Bank opens for business (the “Effective Date”).  However, if the Bank does not open for business on or before December 31, 2004, this Agreement shall automatically terminate and be of no further effect. The Initial Term of this Agreement and the terms of this Agreement may be extended annually for an additional one (1) year period (each an “Extended Term”) at the discretion of the Board of Directors by written notice to the Consultant no later than the expiration of the Initial Term or the effective Extended Term.  Notwithstanding the foregoing, this Agreement may be terminated earlier by the Consultant at any time, and in the discretion of the Board, upon one month’s written notice.

2.     Consulting Services to Be Provided. The Bank hereby retains Consultant to perform business development and related consulting services above and beyond those services typically expected and provided by a member of the Board of Directors or by the Chairman of the Board and which shall include, but not be limited to:

(a)          Provide leadership and direction on business development, marketing and public relations activities related to key industries and sectors in the bank’s market territory.  These sectors will include entertainment, legal, sports management and professional services.

(b)         Oversee and provide guidance to management on civic, community and philanthropic activities.

(c)          Actively participate in direct calling, customer solicitation, and relationship management to achieve the Bank’s marketing and business development plan.

(d)         Service as spokesperson for the Bank in key areas of business presentation, civic affairs and public relations.

3.     Remuneration.

(a)   Fee. During the Initial Term, the Bank shall pay to Consultant for the performance of the services described under this Agreement a fee of Seventy Five Thousand Dollars ($75,000), payable in equal monthly installments. If this Agreement is extended as provided herein, the Board and Consultant shall mutually agree upon, at the time this Agreement is extended, an appropriate fee for services to be rendered during the Extended Term.

(b)   Business Expenses. During the effectiveness of the Initial Term of this Agreement or any Extended Term, the Bank shall advance or reimburse Consultant for all documented reasonable business expenses incurred by the Consultant in the performance of the services described under this Agreement, in accordance with policies adopted from time to time by or under the delegation of the Board of Directors.

4.             Confidentiality. The Consultant agrees that he will not at any time during the term of this Agreement, or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Bank, including, without limiting the generality of the foregoing, the techniques, methods or systems of its operation or management, any information regarding its financial matters, or any other material information concerning the business of the Bank (including customer lists), any of its customers, governmental relations, customer contacts, underwriting methodology, loan program configuration and qualification strategies, marketing strategies and proposals, its manner of operation, its plans or other material data, or any other information concerning the business of the Bank, its subsidiaries or affiliates, and the Bank’s good will (the “Business”).  The provisions of this Section 4 shall not apply to (i) information disclosed in the performance of the Consultant’s services to the Bank based on his good faith belief that such a disclosure is in the best interests of Bank; (ii) information that is, at the time of the disclosure, public knowledge; (iii) information disseminated by the Bank to third parties in the ordinary course of business; (iv) information lawfully received by the Consultant from a third party who, based upon inquiry by the Consultant, is not bound by a confidential relationship to the Bank or otherwise improperly received the information; or (v) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Consultant.

5.             Arbitration.  Any dispute or controversy arising under or in connection with this Agreement, the inception or termination of the Consultant’s services, including issues raised regarding the Agreement’s formation, interpretation or breach, shall be settled exclusively by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association (“AAA”). The arbitration will be conducted in Los Angeles County. The arbitrator shall have no authority to add to or to modify this Agreement, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy.  The arbitrator shall issue a written decision that includes the essential findings and conclusions upon which the decision is based, which shall be signed and dated. Consultant and the Bank shall each bear their own respective costs and attorneys’ fees incurred in conducting the arbitration and shall split equally the fees and administrative costs charged by the arbitrator and AAA. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

6.             Waiver of Breach.  Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Consultant or of the Bank.  No delay or omission in the exercise of any power, remedy, or right herein provided or otherwise available to any party shall impair or affect the right of such party thereafter to exercise the same.  Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted except as specifically waived.

7.             Non-Assignment; Successors. Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that: (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Bank upon any sale of all or substantially all of the Bank’s assets, or upon any merger, consolidation or reorganization of the Bank with or into any other corporation, all as though such successors and assigns of the Bank and their respective successors and assigns were the Bank; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the Consultant to the extent of any payments due to him hereunder.  As used in this Agreement, the term “Bank” shall be deemed to refer to any such successor or assign of the Bank referred to in the preceding sentence.

8.             Severability.  To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom (but only for so long as such provision or portion thereof shall be invalid or unenforceable) and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect to the fullest extent permitted by law if enforcement would not frustrate the overall intent of the parties (as such intent is manifested by all provisions of the Agreement including such invalid, void, or otherwise unenforceable portion).

9.             Authority.  Each of the parties hereto hereby represents that each has taken all actions necessary in order to execute and deliver this Agreement, provided that this Agreement is subject to ratification by the Board of Directors of the Bank prior to the opening of the Bank for business.

10.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.           Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without giving effect to the choice of law principles thereof.

12.           Entire Agreement.  This Agreement and written agreements, if any, entered into concurrently herewith constitute the entire agreement by the Bank and the Consultant with respect to the subject matter hereof and merges and supersedes any and all prior discussions, negotiations, agreements or understandings between the Consultant and the Bank with respect to the subject matter hereof, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by the Consultant and the Bank. With regard to such amendments, alterations, or modifications, facsimile signatures shall be effective as original signatures.  Any amendment, alteration, or modification requiring the signature of more than one party may be signed in counterparts.

13.           Further Actions.  Each party agrees to perform any further acts and execute and deliver any further documents reasonably necessary to carry out the provisions of this Agreement.

14.           No Third Party Beneficiaries.  This Agreement and each and every provision hereof is for the exclusive benefit of the parties and not for the benefit of any third party.

15.           Headings.  The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

1st CENTURY BANK, N.A. (In Organization)

By:	/s/ Richard S. Cupp
Richard S. Cupp
Representing the Organizing
Board of Directors

CONSULTANT:

/s/ Alan I. Rothenberg
Alan I. Rothenberg

CERTIFICATION OF RATIFICATION

I HEREBY CERTIFY THAT this Agreement was approved and ratified by the Board of Directors of 1st Century Bank, National Association by action taken on February 24, 2004.

/s/ Jeffrey M. Watson

Jeffrey M. Watson
Assistant Secretary of the Board